AGREEMENT, WAIVER AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
PLEASE READ CAREFULLY.   YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

To:	Robert W. Dineen

Re:        Agreement, Waiver and General Release

This Agreement, Waiver and General Release (“Agreement, Waiver and General Release” or “Waiver”) sets out the terms of your separation from Lincoln Financial Group (the “Company”).  Under the Waiver, the Company (which for purposes of this Waiver is defined as Lincoln National Corporation, its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them) will provide you with the payments and other benefits as outlined in paragraph 2.b below in exchange for your agreement to waive and release any legal claims you have against the Company and for your other promises as set forth in this Waiver.

Terms

1. You are retiring from the Company and your employment is being terminated other than for cause effective May 1, 2013 (“Retirement Date”).   The terms of your voluntary phased retirement from the Company are set forth in the Phased Retirement Agreement signed by you and the Company on or about October 26, 2012 (the “Phased Retirement Agreement”), the terms of which are incorporated herein by reference.

2. This Waiver terminates your employment relationship with the Company and any claims you might have against the Company arising from that relationship.  In return for your release of claims, the Company agrees to provide you with payments and benefits to which you otherwise would not be entitled.  Accordingly, you and the Company (the “parties”) agree as follows:

a.	Whether you sign this Waiver or not the following will apply:

▪
The Company will pay you the compensation that you have earned through your Retirement Date.  Your annual base salary will continue to be paid bi-weekly, less applicable taxes and withholdings, based on an annual salary of $439,000;

▪
You will receive within thirty (30) days after your Retirement Date payment for any unused Managed Time/Paid Time Off (“PTO”) benefits that are accrued up to your Retirement Date and available pursuant to Company policy as of your Retirement Date, such payments to be calculated based upon your final base rate of pay (currently 296 hours equaling $62,473);

▪
You will receive any vested retirement benefits (defined benefit and defined contribution, qualified and non-qualified), and/or deferred compensation benefits in accordance with the terms and conditions of the plan documents, program documents and/or administrative guidelines governing those benefits, as they may be amended or terminated from time to time.  This Waiver does not release any claims for vested benefits under any of the Company’s retirement or deferred compensation plans or other programs that you may have, in accordance with the terms and conditions of such plans or programs;

▪	You will continue to be eligible to participate in the Company’s 401(k) Savings Plan up to your Retirement Date;

▪	You will continue to be eligible to participate in the Company’s DC SERP up to your Retirement Date;

▪	Following your Retirement Date, you can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

▪
Subject to your right to elect to continue to participate in the Company’s group medical benefit plan at your expense pursuant to COBRA, your benefits, including but not limited to health and welfare benefits (medical, dental, vision), flexible spending accounts, long term disability benefits, short term disability benefits and accrual of PTO will cease as of your Retirement Date.  If you wish to convert to an individual life insurance policy, verify your current coverage by either checking your benefits record in CHRIS or contacting the CHRIS Call Center (Tel. 866-922-6543, Fax: 336-691-3750, email: CHRISCallCenter@lfg.com, Mon.-Fri. 9:00am - 6:00pm ET).  Once you have this information, contact Group Protection at 800-680-4652 for a quote; and

▪
Your equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other incentive awards or bonuses, etc.) will vest and be distributed or exercisable in accordance with the terms of applicable plan documents, as they may be amended from time to time, together with any award agreements that you may have received thereunder.

b. In exchange for your release of claims and your other promises as set forth in this Waiver, the Company agrees to provide you:

▪
Twenty-Four (24) weeks of transition pay paid bi-weekly, less taxes and withholdings, based on your final base rate of pay, paid commencing on a date no sooner than six (6) months and one (1) day after your Retirement Date, but no later than seven (7) months after your Retirement Date.  If you become employed by the Company as a regular (other than temporary) employee, if you violate the terms of this Waiver, or if you violate any of the competitive, non-solicitation, non-recruitment, confidentiality or other restrictions in this Waiver, any remaining transition pay payments will immediately and permanently cease without further recourse by you;

▪
A one-time cash lump-sum payment of $10,000, less necessary taxes and withholdings, paid on a date no sooner than six (6) months and one (1) day after your Retirement Date, but no later than seven (7) months after your Retirement Date;

▪
Outplacement services and career transition assistance (valued at full use at $30,000), which services may commence immediately and must commence no later than three (3) months after your Retirement Date, provided that all such services are utilized within one (1) year following your Retirement Date;

▪
You will be eligible to participate in the 2012 Annual Incentive Program (“2012 AIP”).  Your 2012 annual incentive target will continue to be 261% of your base salary, or (for illustration purposes only) $1,146,000, at target. Based on the Company's defined performance measures established in the first ninety (90) days of the plan year, and subject to the approval of the annual AIP payout by the Compensation Committee of the Board of Directors.  Your funded bonus could be between 0% and 200% of this target.  The 2012 performance year bonus is payable in March, 2013.  In all respects, your 2012 AIP payout is subject to the 2012 AIP Program Document.  If you have made a valid election under the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (“DC SERP”) to defer a portion of your 2012 AIP payout, your deferral election will be honored and such portion of any 2012 AIP payout will be deferred and matched under the Nonqualified Deferred Compensation Plan at the same time and manner as for other DC SERP participants;

▪
You will be eligible to participate in the 2013 Annual Incentive Program (“2013 AIP”), pro-rated to your actual service as an employee in 2013:  Your 2013 annual incentive target and performance measures will be established by the Compensation Committee of the Board of Directors.  Your funded bonus could be between 0% and 200% of target.  The 2013 performance year bonus is payable in March, 2014.  In all respects, any 2013 AIP payout you may receive is subject to the approval of the Compensation Committee and the 2013 AIP Program Document.  In the event you resign prior to January 1, 2013, you will not be entitled to receive this bonus;

▪
Up until your Retirement Date, you will continue to receive service credit toward your existing equity and equity-based awards, which will vest and be distributed or exercisable in accordance with the terms of the Lincoln National Corporation Incentive Compensation Plan and the applicable program documents, together with any award agreements that you may have received, as they may be amended from time to time;

▪
In lieu of your 2013 Long Term Incentive Plan award, you will receive a lump-sum payment of $84,500, less taxes and withholdings, paid on a date no sooner than six (6) months and one (1) day after your Retirement Date, but no later than seven (7) months after your Retirement Date. In the event you resign your employment prior to May 1, 2013, this payment will be pro-rated to reflect your actual service as an employee in the 2013 calendar year.  If you resign as an employee prior to January 1, 2013, you will not receive this payment.

▪
Financial Planning/Tax Preparation Services for the 2012 and 2013 tax years: You are eligible for financial planning and tax preparation services reimbursement benefits for the 2012 and 2013 tax years.  The program provides a $2,700 reimbursement for tax preparation. In addition, the Company will reimburse you if you comply with the terms of the program) for financial planning, the first $1,800 expenditure at 100% and reimburse additional expenditures up to $4,200 at a rate of 50%;

▪
Health and Welfare Benefits: You will be eligible to continue to participate in the Company’s comprehensive health & welfare benefits program on the same terms and conditions as similarly-situated employees of the Company, including the voluntary SMC annual medical examination.  You will be eligible to participate in the Company’s Retiree Medical Plan provided you terminate employment after December 9, 2012; and

▪
Up to your Retirement Date, You will continue to be eligible to participate as an SMC member in the Company’s Executives’ Severance Benefit Plan, which provides benefits after a loss of employment following a change of control of the Company.

▪
All amounts payable to you under this Waiver are subject to applicable tax withholdings.  In addition, you are solely responsible for all taxes that may result from your receipt of the amounts payable and benefits to be provided to you under this Waiver, and the Company neither makes nor has made any representation, warranty or guarantee of any federal, state or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the of the Internal Revenue Code of 1986, as amended.

3. You agree to the following:

a.
You irrevocably and unconditionally release and discharge the Company, its predecessors, successors and assigns, as well as past and present officers, directors, attorneys and employees, from any and all claims, liabilities or promises outside of this Waiver, known or unknown, including but not limited to those arising out of or relating to your employment and separation from employment with the Company.  You waive these claims on behalf of yourself and on behalf of your heirs, assigns and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

▪	claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪	claims under the Worker Adjustment and Retraining Notification Act;

▪
employment discrimination and retaliation claims, including claims under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”) and Older Workers Benefit Protection Act (as long as those claims arose up to and including the date you signed this Waiver), the Family and Medical Leave Act and the Equal Pay Act;

▪	claims for any disputed wages, including claims for any back wages or overtime;

▪	claims under any other federal, state or local law, rule, regulation or ordinance;

▪
claims based on any public policy, contract (including breach of contract), tort (including wrongful discharge, invasion of privacy, defamation, fraud, interference with contractual relations and infliction of emotional distress) or common law; provided, however, that you are not waiving any claims arising under this Waiver, the Consulting Agreement, or the Phased Retirement Agreement; or

▪	any basis for recovering costs, fees or other expenses, including attorney’s fees incurred in these matters.

(Collectively, the “Claims”).

b.
You agree that you will not file any claim or lawsuit against the Company, its predecessors, successors and assigns, as well as past and present officers, directors and employees for any Claim waived.  You represent and warrant that you have not filed any such Claim to date or, to the extent that you have filed such a claim, you will either withdraw that claim with prejudice and agree not to pursue it further, or you will waive any right to recover any money damages or other monetary relief in any claim or suit brought by or through any federal, state or local agency, consistent with the last sentence of this paragraph.  You represent that you have not filed any complaints or claims against the Company with any state or federal court, that you will not do so at any time hereafter for claims covered by this Waiver, and that if any such court assumes jurisdiction of any complaint or claim against the Company, you will immediately request the court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice.  You also promise not to sue, or join with others in suing, the Company on any of the released Claims.  By signing this Waiver, you waive your right to recover any damages or other relief in any claims or lawsuits brought by or through the Equal Employment Opportunity Commission or any other state or local Fair

Employment Practices Agency on your behalf under any federal, state or municipal discrimination law, except where prohibited by law.  You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, or which you have made on your behalf, but also specifically waive any right to become, and you promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred as of the date you signed this Waiver, except where prohibited by law.  You acknowledge that this Waiver does not prevent you from filing a charge of discrimination with any federal, state or local agency or commission, although by signing this document you waive any right to recover any money damages or other monetary relief in any claim or suit brought by or through any federal, state or local agency.

c.
You represent that you have: (1) received all leaves of absence and compensation due to you as a result of the services you performed for the Company through the date you execute this Waiver, and unless specifically provided for in this Waiver, the Company does not owe you any wages, commissions, bonuses, sick pay, disability leave pay, family leave pay, severance pay or any other compensation, benefit, leave, payment or remuneration of any kind or nature; and (2) reported to the Company any and all work-related injuries incurred by you during your employment with the Company.

4. You agree that you will not, directly or indirectly, disclose the terms of this Waiver to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5. Within thirty (30) days after signing this Waiver, you will have returned all Company property of any kind (including all copies thereof), including but not limited to documents, keys, forms, correspondence, computers, phones, printers, pagers, Blackberries, PDAs, computer programs, memos, discs, and the like.

6. Due to the knowledge and information you possess and gained as a result of your employment with the Company, you hereby agree to make yourself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party.  the Company will pay you for the reasonable value of your time and reasonable expenses incurred with respect to any action in which you are not a plaintiff, claimant or counterclaimant, with the express understanding that any such payment is not made for or as an inducement to the substance of your testimony.  The Company’s only expectation with regard to any testimony is that you testify truthfully.  The parties agree that the reasonable value of your time will be based on your last base salary at the Company.

7. You agree that you will be subject to the Non-Disclosure Provision set forth in Paragraph 14 of the Phased Retirement Agreement between the Company and you (the “Phased Retirement Agreement, which is hereby incorporated in its entirety into this Waiver by reference.

8. You agree that neither you nor any entity directly or indirectly controlled by you will directly or indirectly participate in a “proscribed activity” as defined under Paragraph 13 of the Phased Retirement Agreement, which is hereby incorporated in its entirety into this Waiver by reference.

9. For a twenty-four (24) week period (168 days) following your termination of employment from the Company, you agree that you will be subject to the Non-Competition Provision set forth in Paragraph 15 of the Phased Retirement Agreement, which is hereby incorporated in its entirety into this Waiver by reference.

10. For a two (2) year period following your termination of employment from the Company, you agree that you will be subject to the Non-Solicitation Provision set forth in Paragraph 16 of the Phased Retirement Agreement, which is hereby incorporated in its entirety into this Waiver by reference.

11. Regardless of whether you sign this Waiver, and as a condition of receiving the payments set forth in paragraph 2.b above, you must return to the Company, retaining no copies, all Company property, whether in physical or electronic form, including, but not limited to, documents and data (hard copy or electronic), forms (hard copy or electronic), correspondence (hard copy or electronic), access cards, computer programs (hard copy or electronic), memos (hard copy or electronic), disks, computers, and external storage devices, retaining no documents or data except for those related to your compensation information.  To the extent that you have Company information on personal electronic devices, you must search, identify, and permanently delete all such Company information.

12. If you materially breach or violate any provision in this Waiver, the Phased Retirement Agreement or the Consulting Agreement, the Company shall have the right to cease any further payments or benefits called for under paragraph 2.b of this Waiver; provided, however, that this Waiver and the release contained in this Waiver shall otherwise remain in full force and effect and the consideration supporting this Waiver shall be deemed adequate as long as you will have received at least twelve (12) weeks of base salary pursuant to paragraph 2.b of this Waiver.

13. You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of the provisions of paragraphs 7, 8, 10, or 11 would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Waiver and the Company shall not be obligated to post bond or the security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of paragraphs 7, 8, 10, or 11, and the Company obtains a permanent injunction or final judgment that you have violated paragraphs 7, 8, 10, or 11, the Company shall have the additional right to recover all reasonable attorneys’ fees and costs.

14. You acknowledge and agree to the following:

▪
You understand completely your right to review all aspects of this Waiver, the Phased Retirement Agreement, and the Consulting Agreement with an attorney of your choice at your own expense, and have had the opportunity to consult with an attorney of your choice at your own expense;

▪	You have forty-five (45) days from the date you receive this document to consider this Waiver, the Phased Retirement Agreement, and the Consulting Agreement;

▪	You have seven (7) days after signing this Waiver to revoke it. You can revoke the Waiver at any time during the initial seven (7) day period immediately following the date you sign this Waiver;

▪	You do not waive rights or claims under ADEA that might arise after the date this waiver is executed;

▪	You acknowledge that in signing this document you are not relying on any representations or statements made by any employee, agent, director, or representative of the Company;

▪	This Agreement will not be effective, and none of the payments or other benefits listed in paragraph 2.b. will be payable if you fail to sign or revoke your acceptance (“Effective Date”);

▪
The payment of any consideration and/or monies is not an admission of liability on the part of the Company, but to the contrary represents a negotiated compromise and agreement.  This Waiver shall not in any way be interpreted to render you a “prevailing party” for any purpose, including but not limited to, an award of attorney’s fees under any statute or otherwise;

▪	You have carefully read and fully understand all the provisions of this Waiver, the Phased Retirement Agreement, and the Consulting Agreement and that you are freely, knowingly,

▪	and voluntarily entering into this Waiver, the Phased Retirement Agreement, and the Consulting Agreement; and

▪	This Waiver, the Phased Retirement Agreement, and the Consulting Agreement are written in a manner that is clear and understandable to you.

15. If you re-apply for employment with the Company, the Company, in its sole and exclusive discretion, may either accept or refuse the application without incurring any liability of any type whatsoever, based on this Waiver.  You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.

16. This Waiver is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

17. In response to any requests for references on your behalf, the Company will have no obligation to and will not provide any information beyond confirming the dates of employment and last position held, unless by mutual agreement of the parties.

18. This Waiver, the Phased Retirement Agreement, and the Consulting Agreement are made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth.  If any provision of the Waiver, the Phased Retirement Agreement, and the Consulting Agreement or the application of the Waiver, the Phased Retirement Agreement, and the Consulting Agreement is construed to be overbroad, illegal or contrary to public policy, then the court shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form.  Moreover, should any provision of the Waiver, the Phased Retirement Agreement, and the Consulting Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect, except that if the release contained herein is determined to be unenforceable, void or invalid, the Company shall have no further obligations to you hereunder.  As used in this Waiver, the Phased Retirement Agreement, and the Consulting Agreement the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.  The language of all parts of this Waiver, the Phased Retirement Agreement, and the Consulting Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19. This Waiver, the Phased Retirement Agreement, and the Consulting Agreement set forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Waiver, the Phased Retirement Agreement, and the Consulting Agreement.  The Waiver, the Phased Retirement Agreement, and the Consulting Agreement may not be modified or amended by the parties except by a written agreement evidencing a clear intent by both parties to modify and/or amend this Waiver, the Phased Retirement Agreement, and/or the Consulting Agreement signed by both of the parties hereto.

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(SIGNATURES FOLLOW ON NEXT PAGE)

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT AND INTEND TO BE BOUND BY IT, PLEASE SIGN IN THE SPACE INDICATED BELOW.

Dated: October 26, 2012

/s/ Robert W. Dineen
Robert W. Dineen

ACCEPTANCE OF THE COMPANY

The undersigned accepts the foregoing Waiver on behalf of the Company.

Dated: October 31, 2012

/s/ Lisa M. Buckingham

Authorized to execute the Waiver on behalf of Lincoln National Corporation

Witness: /s/ Robert J. Bohner